NEWS RELEASE

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October 22, 2013	David D. Brown (276) 326-9000

First Community Bancshares, Inc. Announces Quarterly Dividend and Increased Stock Repurchase Plan

Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) announced today that the board of directors declared a quarterly cash dividend to common shareholders of twelve cents ($0.12) per common share. The quarterly dividend is payable to common shareholders of record on November 8, 2013, and is expected to be paid on or about November 22, 2013.

Additionally, the Board announced that it authorized the repurchase and retention of up to 3,000,000 of its outstanding common shares. The updated repurchase plan will allow the Company to buy an additional 2.4 million shares of its common stock. “The newly authorized repurchase plan provides us with an efficient tool to enhance shareholder value,” said Chairman and Chief Executive Officer, Will Stafford.

The stock repurchase plan is effective immediately and authorizes the Company to conduct open market purchases or privately negotiated transactions from time to time when, at management’s discretion, it is determined that market conditions and other factors warrant such purchases. There is no guarantee as to the exact number of shares to be purchased, and the stock repurchase plan may be modified, suspended, or terminated without prior notice.

About First Community Bancshares, Inc.

First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.65 billion financial holding company and the parent company of First Community Bank. First Community Bank operates seventy-two banking locations throughout Virginia, West Virginia, North Carolina, South Carolina, and Tennessee. First Community Bank offers wealth management and investment services through its Trust Division and First Community Wealth Management, a registered investment advisory firm. The Trust Division and First Community Wealth Management managed assets with a market value of $900 million as of June 30, 2013. The Company is also the parent company of Greenpoint Insurance Group, Inc., a full-service insurance agency headquartered in High Point, North Carolina, that operates seven insurance locations throughout Virginia, West Virginia, and North Carolina. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC.” Additional investor information can be found on the Company’s website at www.fcbinc.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.